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                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 PACKETEER, INC.


                Packeteer, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the general Corporation Law of the State of Delaware, hereby certifies as follows:

                FIRST: The name of the corporation is Packeteer, Inc. and that corporation was originally incorporated on January 25, 1996 pursuant to the General Corporation Law.

                SECOND:This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 245 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation and is set forth in its entirety as follows:


                                    ARTICLE I

                The name of the corporation is Packeteer, Inc.

                                   ARTICLE II

                The address of the Corporation's registered office in the State of Delaware is 1013 Centre Road, Wilimington, County of New Castle, Delaware 19805. The name of its registered agent at such address is Corporation Service Company.

                                   ARTICLE III

                The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "GCL").

                                   ARTICLE IV

                A. Classes of Stock. The Corporation is authorized to issue two classes of stock, to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares that the Corporation is authorized to issue is Ninety Million (90,000,000) shares. Eighty Five Million (85,000,000) shares shall be Common Stock, par value $0.001 per share and Five Million (5,000,000) shares shall be Preferred Stock, par value $0.001 per share.

                B. Rights, Preferences and Restrictions of Preferred Stock. Without further stockholder approval, the Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the powers, preferences, rights and restrictions granted to or imposed upon each series of Preferred Stock, and the number of shares constituting any such



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series and the designation thereof, or of any of them. The powers, preferences, rights and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. The Board of Directors is also authorized to increase or decrease the number of shares of any series prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                C. Common Stock.

                        1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

                        2. Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after distribution of the preferential amounts to be distributed to the holders of shares of the Preferred Stock, the holders of shares of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

                        3. Redemption. The Common Stock is not redeemable.

                        4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                    ARTICLE V

        In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation. In addition, the Bylaws may be amended by the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

                                   ARTICLE VI

        The number of directors of the Corporation shall be determined by resolution of the Board of Directors.

        Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide. Advance notice of stockholder nominations for the election of



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directors and of any other business to be brought before any meeting of the stockholders shall be given in the manner provided in the Bylaws of this Corporation.

                At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected, or until their successors have been duly elected and qualified; except that if any such election shall not be so held, such election shall take place at a stockholders' meeting called and held in accordance with the GCL.

                The directors of the Corporation shall be divided into three (3) classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. For the purposes hereof, the initial Class I, Class II and Class III directors shall be those directors so designated by a resolution of the Board of Directors. At the first annual meeting of stockholders following the closing of the initial public offering of the Corporation's Common Stock, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three (3) years. At the second annual meeting of stockholders following the closing of the initial public offering of the Corporation's Common Stock, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three
(3) years. At the third annual meeting of stockholders following the initial public offering of the Corporation's Common Stock, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three (3) years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is hereafter changed, each director then serving as such shall nevertheless continue as a director of the Class of which he is a member until the expiration of his current term and any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable.

                Vacancies occurring on the Board of Directors for any reason may be filled by vote of a majority of the remaining members of the Board of Directors, even if less than a quorum, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been duly elected and qualified. A director may be removed from office by the affirmative vote of the holders of 66 2/3% of the outstanding shares of voting stock of the Corporation entitled to vote at an election of directors, provided that such removal is for cause.

                                   ARTICLE VII

                Stockholders of the Corporation shall take action by meetings held pursuant to this Amended and Restated Certificate of Incorporation and the Bylaws and shall have no right to take any action by written consent without a meeting. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. Special meetings of the stockholders, for any purpose or purposes, may be called only by the Board of Directors of the Corporation. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.



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                                  ARTICLE VIII

                A director of this Corporation, to the full extent permitted by the GCL as it now exists or as it may hereafter be amended, shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision. If the GCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL as so amended.

                Any repeal or modification of the foregoing provisions of this
Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                   ARTICLE IX

                To the full extent permitted by the GCL and any other applicable law, this Corporation is also authorized to provide indemnification of, and advancement of expenses to, such directors, officers, employees and agents through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the GCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its stockholders, and others.

                Any repeal or modification of any of the foregoing provisions of this Article IX shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

                                    ARTICLE X

                The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles V, VI, VII, VIII, IX and this Article X of this Amended and Restated Certificate of Incorporation may not be repealed or amended in any respect without the affirmative vote of holders at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock of the Corporation entitled to vote at election of directors.



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                IN WITNESS WHEREOF, the Corporation has caused this Amended and
Restated Certificate of Incorporation to be signed by Craig Elliott, its President and Chief Executive Officer, and attested to by David Yntema, its Chief Financial Officer and Secretary, on this 19th day of May 1999.

                                            PACKETEER, INC.



                                            By: /s/ CRAIG ELLIOTT
                                               ---------------------------------
                                               Craig Elliott
                                               President and Chief Executive
                                               Officer



ATTEST:

/s/ DAVID YNTEMA
-------------------------------------
David Yntema
Chief Financial Officer and Secretary